Exhibit 99.1

For additional information, contact: Robert W. Dumas Chairman, President, and CEO (334) 821-9200

Press Release – January 29, 2020

Auburn National Bancorporation, Inc. Reports

Record Full Year Net Earnings of $9.7 million, or $2.72 per share

Record Quarterly Net Earnings of $2.7 million, or $0.75 per share

Fourth Quarter 2019 Results:

•	Earnings per share increased 14% compared to fourth quarter 2018

•	$1.7 million gain from the termination of a loan guarantee program operated by the State of Alabama

•	Net interest income (tax-equivalent) decreased by 4% compared to fourth quarter 2018

•	Average loans were $469.6 million, compared to $467.4 million in fourth quarter 2018

•	Negative provision for loan losses of $250 thousand

•	Nonperforming assets to total assets of 0.02%, compared to 0.04% in fourth quarter 2018

•	Other notable items include approximately $0.5 million of expense related to the planned redevelopment of the Company’s headquarters in downtown Auburn

AUBURN, Alabama – Auburn National Bancorporation (Nasdaq: AUBN) reported record quarterly net earnings of $2.7 million, or $0.75 per share, for the fourth quarter of 2019, compared to $2.4 million, or $0.66 per share, for the fourth quarter of 2018. For the full year 2019, the Company reported record net earnings of $9.7 million, or $2.72 per share for 2019, compared to $8.8 million, or $2.42 per share, for 2018.

“We are very pleased with the Company’s overall financial performance in 2019,” said Robert W. Dumas, Chairman, President, and CEO. “While we expect a challenging interest rate and competitive environment in 2020, economic conditions in our markets remain robust and we are optimistic that credit quality will continue to be relatively strong in 2020. Regardless of the operating environment, we are confident that our long-term approach and philosophy of knowing and caring for our customers, maintaining exceptional asset quality, and supporting our communities will enable us to continue to generate value for our shareholders in 2020 and beyond.”

Net interest income (tax-equivalent) was $6.4 million for the fourth quarter of 2019, a 4% decrease compared to $6.7 million for the fourth quarter of 2018. This decrease was primarily due to recent decreases in market interest rates. Average loans were relatively stable in the fourth quarter of 2019 when compared to the fourth quarter of 2018. The Company’s net interest margin (tax-equivalent) decreased to 3.27% in the fourth quarter of 2019, compared to 3.54% for the fourth quarter of 2018, as earning asset yields declined. Management anticipates this challenging rate environment will continue and the Company’s net interest income and margin will likely decrease in 2020 compared to 2019 as the Company’s ability to lower its deposit costs will likely continue to lag the current decrease in earning asset yields.

The Company recorded a negative provision for loan losses of $250 thousand for the fourth quarter of 2019, compared to no provision for loan losses for the fourth quarter of 2018. The negative provision was primarily related to a decline in total loans outstanding at December 31, 2019 and more specifically the construction and land development loan portfolio segment.

Noninterest income was $2.5 million in the fourth quarter of 2019, compared to $0.8 million for the fourth quarter of 2018. The increase was due to a $1.7 million payment received by the Company that resulted from the termination of a loan guarantee program operated by the State of Alabama.

Noninterest expense was $5.6 million in the fourth quarter of 2019, compared to $4.4 million for the fourth quarter of 2018. The increase was due to a $0.6 million increase in salaries and benefits expense and $0.5 million of various expenses related to the planned redevelopment of the Company’s headquarters in downtown Auburn, including professional fees, temporary relocation costs, and revised depreciation estimates. The Company expects it will incur additional expenses in 2020 related to this redevelopment project.

Income tax expense was $0.7 million for the fourth quarter of 2019, compared to $0.6 million for the fourth quarter of 2018 primarily due to increased earnings before taxes. The Company’s income tax expense for the fourth quarter of 2019 reflects an effective tax rate of 20.00%, compared to 19.81% in the fourth quarter of 2018.

The Company paid cash dividends of $0.25 per share in the fourth quarter of 2019. At December 31, 2019, our regulatory capital was well above the minimum amounts required to be “well capitalized” under regulatory standards.

About Auburn National Bancorporation

Auburn National Bancorporation, Inc. (the “Company”) is the parent company of AuburnBank (the “Bank”), with total assets of approximately $829 million. The Bank is an Alabama state-chartered bank that is a member of the Federal Reserve System and has operated continuously since 1907. Both the Company and the Bank are headquartered in Auburn, Alabama. The Bank conducts its business in East Alabama, including Lee County and surrounding areas. The Bank operates eight full-service branches in Auburn, Opelika, Valley and Notasulga, Alabama. The Bank also operates loan production offices in Auburn and Phenix City, Alabama. Additional information about the Company and the Bank may be found by visiting www.auburnbank.com.

Cautionary Notice Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, including, without limitation, statements about future financial and operating results, costs and revenues, including the costs of redeveloping our headquarters and the timing and receipt of rental income upon completion of the project, economic conditions in our markets, loan demand, mortgage lending activity, changes in the mix of our earning assets (including those generating tax exempt income) and our deposit and wholesale liabilities, net interest margin, yields on earning assets, securities valuations and performance, interest rates (generally and those applicable to our assets and liabilities), loan performance, nonperforming assets, other real estate owned, loan losses, charge-offs and recoveries, other-than-temporary impairments, collateral values, credit quality, asset sales, and market trends, as well as statements with respect to our objectives, expectations and intentions and other statements that are not historical facts. Actual results may differ from those set forth in the forward-looking statements.

Forward-looking statements, with respect to our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the actual results, performance, achievements, or financial condition of the Company or the Bank to be materially different from future results, performance, achievements, or financial condition expressed or implied by such forward-looking statements. You should not expect us to update any forward-looking statements.

All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary notice, together with those risks and uncertainties described in our annual report on Form 10-K for the year ended December 31, 2019 and otherwise in our other SEC reports and filings.

Explanation of Certain Unaudited Non-GAAP Financial Measures

This press release contains financial information determined by methods other than U.S. generally accepted accounting principles (“GAAP”). The attached financial highlights include certain designated net interest income amounts presented on a tax-equivalent basis, a non-GAAP financial measure, including the presentation and calculation of the efficiency ratio. Management uses these non-GAAP financial measures in its analysis of the Company’s performance and believes the presentation of net interest income on a tax-equivalent basis provides comparability of net interest income from both taxable and tax-exempt sources and facilitates comparability within the industry. Although the Company believes these non-GAAP financial measures enhance investors’ understanding of its business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP. Along with the attached financial highlights, the Company provides reconciliations between the GAAP financial measures and these non-GAAP financial measures.

Reports Full Year and Fourth Quarter Net Earnings/page 3

Financial Highlights (unaudited)

Quarter ended December 31,	Years ended December 31,
(Dollars in thousands, except per share amounts)	2019	2018	2019	2018
Results of Operations
Net interest income (a)	$6,406	$6,699	$26,621	$26,183
Less: tax-equivalent adjustment	126	152	557	613

Net interest income (GAAP)	6,280	6,547	26,064	25,570
Noninterest income	2,458	842	5,494	3,325

Total revenue	8,738	7,389	31,558	28,895
Provision for loan losses	(250)	—	(250)	—
Noninterest expense	5,633	4,396	19,697	17,874
Income tax expense	671	593	2,370	2,187

Net earnings	$2,684	$2,400	$9,741	$8,834

Per share data:
Basic and diluted net earnings:	$0.75	$0.66	$2.72	$2.42
Cash dividends declared	$0.25	$0.24	$1.00	$0.96
Weighted average shares outstanding:	3,566,146	3,643,868	3,581,476	3,643,780
Shares outstanding, at period end	3,566,146	3,643,868	3,566,146	3,643,868
Book value	$27.57	$24.44	$27.57	$24.44
Common stock price:
High	$53.90	$41.50	$53.90	$53.50
Low	40.00	28.88	30.61	28.88
Period-end	$53.00	$31.66	$53.00	$31.66
To earnings ratio	19.49	x	13.08	x	19.49	x	13.08	x
To book value	192%	130%	192%	130%
Performance ratios:
Return on average equity (annualized):	10.86%	11.05%	10.35%	10.14%
Return on average assets (annualized):	1.30%	1.20%	1.18%	1.08%
Dividend payout ratio	33.33%	36.36%	36.76%	39.67%
Other financial data:
Net interest margin (a)	3.27%	3.54%	3.43%	3.40%
Effective income tax rate	20.00%	19.81%	19.57%	19.84%
Efficiency ratio (b)	63.55%	58.29%	61.33%	60.57%
Asset Quality:
Nonperforming assets:
Nonperforming (nonaccrual) loans	$186	$178	$186	$178
Other real estate owned	—	172	—	172

Total nonperforming assets	$186	$350	$186	$350

Net charge-offs (recoveries)	$154	$(5)	$137	$(33)
Allowance for loan losses as a % of:
Loans	0.95%	1.00%	0.95%	1.00%
Nonperforming loans	2,358%	2,691%	2,358%	2,691%
Nonperforming assets as a % of:
Loans and other real estate owned	0.04%	0.07%	0.04%	0.07%
Total assets	0.02%	0.04%	0.02%	0.04%
Nonperforming loans as a % of total loans	0.04%	0.04%	0.04%	0.04%
Net charge-offs (recoveries) as a % of average loans (c)	0.13%	—%	0.03%	(0.01)%
Selected average balances:
Securities	$249,106	$240,334	$245,038	$252,550
Loans, net of unearned income	469,579	467,380	473,213	456,345
Total assets	827,684	802,555	826,545	819,529
Total deposits	723,557	711,043	727,723	726,277
Long-term debt	—	—	—	1,022
Total stockholders’ equity	98,887	86,881	94,151	87,107
Selected period end balances:
Securities	$235,902	$239,801	$235,902	$239,801
Loans, net of unearned income	460,901	476,908	460,901	476,908
Allowance for loan losses	4,386	4,790	4,386	4,790
Total assets	828,570	818,077	828,570	818,077
Total deposits	724,152	724,193	724,152	724,193
Total stockholders’ equity	98,328	89,055	98,328	89,055

(a)	Tax equivalent. See “Explanation of Certain Unaudited Non-GAAP Financial Measures” and “Reconciliation of GAAP to non-GAAP Measures (unaudited).”
(b)	Efficiency ratio is the result of noninterest expense divided by the sum of noninterest income and tax-equivalent net interest income.
(c)	Net charge-offs (recoveries) are annualized.

Reports Full Year and Fourth Quarter Net Earnings/page 4

Reconciliation of GAAP to non-GAAP Measures (unaudited):

	Quarter ended December 31,		Years ended December 31,
(Dollars in thousands, except per share amounts)	2019	2018	2019	2018
Net interest income, as reported (GAAP)	$6,280	$6,547	$26,064	$25,570
Tax-equivalent adjustment	126	152	557	613

Net interest income (tax-equivalent)	$6,406	$6,699	$26,621	$26,183